UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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COMMONWEALTH REIT

(Name of the Registrant as Specified In Its Charter)

CORVEX MANAGEMENT LP

KEITH MEISTER

RELATED FUND MANAGEMENT, LLC

RELATED REAL ESTATE RECOVERY FUND GP-A, LLC

RELATED REAL ESTATE RECOVERY FUND GP, L.P.

RELATED REAL ESTATE RECOVERY FUND, L.P.

RRERF ACQUISITION, LLC

JEFF T. BLAU

RICHARD O’TOOLE

DAVID R. JOHNSON

JAMES CORL

EDWARD GLICKMAN

PETER LINNEMAN

JIM LOZIER

KENNETH SHEA

EGI-CW HOLDINGS, L.L.C.

DAVID HELFAND

SAMUEL ZELL

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Additional Information Regarding the Solicitation

Corvex Management LP and Related Fund Management, LLC have filed a definitive solicitation statement with the Securities and Exchange Commission (the “SEC”) to (1) solicit consents to remove the entire board of trustees of CommonWealth REIT (the “Removal Proposal”), and (2) elect a slate of new trustees at a special meeting of shareholders that must be promptly called in the event that the Removal Proposal is successful. Investors and security holders are urged to read the definitive solicitation statement and other relevant documents because they contain important information regarding the solicitation. The definitive solicitation statement and all other relevant documents are available, free of charge, on the SEC’s website at www.sec.gov. Information regarding the participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, to the extent applicable, is available in the definitive solicitation statement filed with the SEC on January 28, 2014 and Supplement No. 1 filed with the SEC on February 13, 2014.

Permission to quote third party reports and analyses was neither sought nor obtained.

ISS AGAIN RECOMMENDS COMMONWEALTH REIT SHAREHOLDERS VOTE TO REMOVE ENTIRE BOARD OF TRUSTEES

Recommendation Finds Change is Necessary Citing Dismal Underperformance, Flawed Management Structure and Poor Corporate Governance

Corvex and Related Urge Shareholders to Sign, Date and Return GOLD Consent Card Today

New York, NY, March 3, 2014 - Corvex Management LP and Related Fund Management, LLC, whose separately managed investment funds collectively own approximately 9.6% of the outstanding shares of CommonWealth REIT (NYSE:CWH), today applauded the report by Institutional Shareholder Services (ISS), a leading independent proxy advisory and corporate governance advisory firm who has recommended for the second time in nine months that CommonWealth shareholders vote to remove the entire Board of Trustees.

Keith Meister of Corvex and Jeff T. Blau of Related issued the following statement:

“This important endorsement from a leading independent proxy advisory firm confirms that urgent change is ‘necessary’ at CommonWealth and that our consent solicitation provides the only real path to effecting change. We are not surprised that ISS saw clearly through the Board’s misleading claims and rebutted nearly every major tenet of CommonWealth’s case.

“After a year of obstruction and stall tactics by the Portnoys, shareholders of CommonWealth finally have the ability to exercise their charter-given rights and can vote to remove the entire Board of Trustees, as recommended by ISS. By subsequently electing a slate of highly qualified independent nominees, led by Sam Zell, shareholders can choose the path of aligned incentives and accountability critical to building long-term shareholder value. We encourage all CommonWealth shareholders to sign, date and return the Gold consent card today.”

As is its custom, CommonWealth has released a response that is in our view a blatant distortion of the Board’s record as compared with the ISS report. Following is a side by side comparison of the ISS analysis and the Board’s misleading assertions:

CWH Misleading Assertions	ISS Opinion
“The CWH Board and management have been executing a sound business planand this plan is delivering value for all CWH shareholders…”[i]	“On balance it seems clear – from the dismal relative and absolute shareholder returns the company eked out before the dissidents’ arrival, to the dissidents’ central and compelling argument that this underperformance results from a misaligned external management structure this board nonetheless continues to support, to the overwhelming long-term evidence of this board’s willingness to unilaterally amend the bylaws in support of entrenchment rather than accountability – that the dissidents have made a compelling case that change at the board level is necessary.”

“The Board significantly enhanced CWH’s corporate governance…”[i]

“To breezily reappoint [following the 2013 annual meeting] a nominee just rejected by four out of five shareholders underscores the central concern the dissidents have articulated: whether there is any attentiveness within this board to the concerns of the owners, rather than the managers, of the company.

The numerous bylaw changes over the past several years—not simply the ones proposed after the Arbitration Panel ruled against the board—suggest the board’s attention, instead, has gone to reinforcing its defenses. Particularly noteworthy is the 2008 amendment which require that at least two trustees be members of management or involved in day-to-day operations—a bylaw which swims upstream against the pronounced, shareholder-driven trend over the last decade of enhancing a board’s independence from management.”

“If Related/Corvex are successful in removing the entire CWH Board, their doing so would leave CWH’s business in an indefinite state for an extended period of time until all shareholders have an opportunity to nominate new Trustees and a Special Meeting of shareholders can be convened.”[i]	“Those [considerations] which make for the most dramatic headlines, however—the risk of regulatory sanction or delisting, dilution from conversion of preferred shares, or acceleration of the company’s debt—appear to be relatively remote risks…”

“Related/Corvex are attempting to seize control of CWH…”[i]

“Ultimately this market response suggests that investors, far from being worried about the activists’ intentions, saw their arrival as a beacon of hope.”

“As the dissidents have made a compelling case that change is necessary – and given the significant risk that leaving any incumbents in place would enable the current board to be reappointed by those continuing trustees, preventing shareholders from effecting the necessary change – shareholders should consent to the removal of the entire board by voting FOR the proposals on the GOLD dissident card.”

Corvex and Related urge shareholders to support the consent solicitation to start a new chapter for CommonWealth by signing, dating and returning the GOLD consent card TODAY.

If you have any questions or need assistance voting your shares, please call today D.F. King & Co., Inc., our proxy solicitor, at (800) 714-3313. Also visit us at www.shareholdersforcommonwealth.com.

About Corvex Management LP

Corvex Management LP is an investment firm headquartered in New York, New York that engages in value-based investing across the capital structure in situations with identifiable catalysts. Corvex was founded in March 2011 and follows an opportunistic approach to investing with a specific focus on equity investments, special situations and distressed securities largely in North America.

About Related Fund Management LLC

Related Fund Management, LLC is an affiliate of Related Companies, one of the most prominent privately-owned real estate firms in the United States. Formed 40 years ago, Related is a fully integrated, highly diversified industry leader with experience in virtually every aspect of development, acquisitions, management, finance, marketing and sales. Related’s existing portfolio of real estate assets, valued at over $15 billion, is made up of best-in-class mixed-use, residential, retail, office and affordable properties. For more information about Related Companies please visit www.related.com.

Additional Information Regarding the Solicitation

Corvex Management LP and Related Fund Management, LLC have filed a definitive solicitation statement with the Securities and Exchange Commission (the “SEC”) to (1) solicit consents to remove the entire board of trustees of CommonWealth REIT (the “Removal Proposal”), and (2) elect a slate of new trustees at a special meeting of shareholders that must be promptly called in the event that the Removal Proposal is successful. Investors and security holders are urged to read the definitive solicitation statement and other relevant documents because they contain important information regarding the solicitation. The definitive solicitation statement and all other relevant documents are available, free of charge, on the SEC’s website at www.sec.gov. Information regarding the participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, to the extent applicable, is available in the definitive solicitation statement filed with the SEC on January 28, 2014 and Supplement No. 1 filed with the SEC on February 13, 2014.

For further information, contact:

Rupal Doshi

Corvex

(212) 474-6750

rdoshi@corvexcap.com

Joanna Rose

Related

(212) 801-3902

jrose@related.com

INVESTORS:

Edward McCarthy / Richard Grubaugh

D.F. King & Co., Inc.

(212) 269-5550

[i]	Quotes from February 28, 2014 CommonWealth REIT press release